Exhibit 99.01

Contact:

Meg McElroy - Shareholder Relations	301.366.4960
Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS FIRST QUARTER FINANCIAL RESULTS
AND PROVIDES BUSINESS AND CLINICAL UPDATE

ROCKVILLE, Maryland, May 10, 2011–Neuralstem, Inc. (NYSEAmex: CUR)  reported its financial results for the three months period ended March 31, 2011 and provided a business and clinical update.

“The Company reached several major milestones in the first Quarter of 2011.  Interim data from our Phase I trial for ALS was presented at the American Academy of Neurology Annual Meeting in April, where the principal investigator of the trial, Dr. Eva Feldman, reported the ground-breaking work was both feasible and safe,” said Neuralstem’s Chairman and Chief Scientific Officer Karl Johe, PhD. “We completed all of the transplantations for the first 12-patient cohort in our ALS trial in mid-April. Also, in February, the U.S. FDA Office of Orphan Products Development granted the Company orphan drug designation for the cell therapy treatment of ALS with its human spinal cord-derived neural stem cells (NSI-566RSC).”

“Further, after receiving approval from the FDA late in 2010 for our first small molecule drug  trial, NSI-189 for major depression, we began dosing in our phase 1a patients in February,” said Dr. Johe. “Looking forward, we expect the FDA to approve the second part of the Phase I ALS trial this summer. The next group of patients will receive injections in the upper spinal cord area, where we believe that the injections can ultimately aid in the preservation of respiratory capacity for ALS patients. Additionally, we expect the NSI-189 major depression trial to proceed to Phase Ib with escalating dosing of depressed patients this summer.  The small molecule program has been strengthened by the addition of Maurizio Fava, MD, Director of the Massachusetts General Hospital Department of Psychiatry Clinical Trials Network and Institute, who is now consulting on the trial designs. We expect to have the phase Ib completed in early 2012.”

“With our cell therapy and pharmaceutical trials advancing in the U.S., we have also made strong progress internationally,” said Richard Garr, Neuralstem’s President and CEO. “Looking ahead, we’re working towards commencing a trial to treat chronic motor disorders from stroke with BaYi Brain Hospital in Beijing, and with the China Medical University Hospital in Taiwan; to treat chronic spinal cord injury with the Czech Institute of Experimental Medicine in Prague; as well as a trial to treat Huntington’s disease with the Albert-Ludwig University of Freiburg in Germany. Additionally, we have begun discussions in Asia aimed at licensing out NSI-189 for select, limited Asian markets.”

Clinical Program and Business Highlights

Upon review of the safety data from the first nine patients, Neuralstem’s ongoing Phase 1 human clinical trial of the company’s spinal cord stem cells in the treatment of ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University advanced to the final cohort of patients in the first part of the safety trial. The last patient in this group was transplanted in mid-April. After this cohort, the FDA will review the ALS cell therapy trial data to date before approving it to move into the final cohort of patients, who will receive injections in the upper spinal cord area.

Neuralstem announced the initiation and first patient dosing of a Phase Ia clinical trial to evaluate the safety of its drug, NSI-189, which is being developed for the treatment of major depression and other psychiatric indications. NSI-189 is the lead compound in Neuralstem’s first-in-class neurogenerative small molecule drug platform. This phase of the trial is dosing healthy volunteers.

The U.S. FDA Office of Orphan Products Development granted the Company orphan drug designation for the cell therapy treatment of ALS with its human spinal cord-derived neural stem cells (NSI-566RSC).

The company announced the appointment of business and finance leader Stanley I. Westreich, who served as Director and Member of the Finance & Trust Oversight Committee of Capital One Financial Corp. and was a Director of Capital One Bank (USA) from 1994 through 2010, to its Board of Directors, bringing a majority of independent directors to the company’s board.

Neuralstem reached a confidential settlement agreement with ReNeuron, Ltd. resolving all claims asserted by Neuralstem against ReNeuron in Neuralstem, Inc. v. ReNeuron, Ltd., Case No. CV 08-02168 R (AGRx), in California. ReNeuron agreed to immediately compensate Neuralstem, as well as to make future milestone and royalty payments to Neuralstem based on ReNeuron’s development of certain products at issue in the case.

First Quarter Financial Results

Cash, cash equivalents and short-term marketable securities at March 31, 2011 totaled approximately $8.5 million, compared with approximately $9.3 million at December 31, 2010.

The Company reported a first quarter 2011 net loss of $3.1 million, or $0.07 per share, compared with a net loss of $6.8 million, or $0.18 per share a year ago.  The change from 2010 to 2011 was primarily due to higher non-cash expenses related to our warrant accounting for the three months ended March 31, 2010 compared to the three months ended March 31, 2011.

For the first quarter of 2011, the Company reported an operating loss of $3,536,503 compared with an operating loss of $3,616,861, for the comparable 2010 period. The change from 2010 to 2011 was primarily due to increased research spending relating to clinical trials and increased general and administrative spending due to rising legal costs for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.  These increases were offset by decreased non-cash stock based compensation expense for the three months ended March 31, 2011 compared to the three months ended March 31, 2010 and collection of a litigation settlement during the quarter ended March 31, 2011.

For the three months ended March 31, 2011, cash used in operating activities totaled $2,288,448, an increase of $161,472 or 8% compared to the same period in the prior year.  This change was primarily attributed to the cost of starting our small molecule clinical trial.

About Neuralstem, Inc.

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company has commenced a FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder. Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010, and in its quarterly report on Form 10-Q for the period ended March 31, 2011.

Neuralstem, Inc.

Balance Sheets

	March 31,	December 31,
	2011	2010
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,546,424	$9,261,233
Prepaid expenses	192,217	246,887
Other current assets	-	322,127

Total current assets	8,738,641	9,830,247

Property and equipment, net	232,198	200,084
Intangible assets, net	537,435	500,154
Other assets	201,763	60,875

Total assets	$9,710,037	$10,591,360

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$810,876	$1,032,931
Accrued bonus expense	223,097	453,240
Fair value of warrant obligations	-	1,250,839

Total current liabilities	1,033,973	2,737,010

Total liabilities	1,033,973	2,737,010

STOCKHOLDERS' EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 48,366,304 and 46,897,529 shares outstanding in 2011 and 2010 respectively	483,663	468,975
Additional paid-in capital	97,248,334	93,339,506
Accumulated deficit	(89,055,933)	(85,954,131)
Total stockholders' equity	8,676,064	7,854,350

Total liabilities and stockholders' equity	$9,710,037	$10,591,360

Neuralstem, Inc.

Statements of Operations

	Three Months
	Ended March 31,
	2011	2010

Revenues	$-	$-

Operating expenses:
Research and development costs	1,738,728	1,899,963
General and administrative expenses	1,772,482	1,687,835
Depreciation and amortization	25,293	29,063
Total operating expenses	3,536,503	3,616,861
Operating loss	(3,536,503)	(3,616,861)

Nonoperating income (expense):
Litigation settlement	250,000	-
Interest income	22,892	5,811
Interest expense	-	(659)
Warrant issuance and modification expense	-	(1,906,800)
Gain (loss) from change in fair value adjustment of warrant obligations	161,809	(1,248,452)
Total nonoperating income (expense)	434,701	(3,150,100)

Net loss attributable to common shareholders	$(3,101,802)	$(6,766,961)

Net loss per share - basic and diluted	$(0.07)	$(0.18)

Weighted average common shares outstanding - basic and diluted	47,692,878	38,539,226